UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 0001126659

                               INFICON HOLDING AG
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             (Exact name of registrant as specified in its charter)


                 Two Technology Place, Syracuse, New York 13057
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                           American Depositary Shares
               Representing Ordinary Shares of Inficon Holding AG
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            (Title of each class of securities covered by this Form)


                                      None
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              (Titles of all other classes of securities for which
                   a duty to file reports under section 13(a)
                                or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)       [ ]     Rule 12h-3(b)(1)(i)   [ ]
             Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)       [X]     Rule 12h-3(b)(2)(i)   [X]
             Rule 12g-4(a)(2)(ii)      [ ]     Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 123

         Pursuant to the requirements of the Securities Exchange Act of 1934, Inficon Holding AG has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  September 8, 2005                    INFICON HOLDING AG

                                            By:  /s/ Peter G. Maier
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                                                 Name:  Peter G. Maier
                                                 Title: Vice President and
                                                        Chief Executive Officer